Free Writing Prospectus to Preliminary Terms No. 2,895

Registration Statement Nos. 333-250103; 333-250103-01

Dated October 29, 2021; Filed pursuant to Rule 433

Morgan Stanley

5-Year SPX Buffered Participation Securities

This document provides a summary of the terms of the Buffered Securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying:	S&P 500® Index (SPX)
Maximum payment amount:	At least 200% of principal
Buffer amount:	10% of principal (90% maximum loss)[1]
Pricing date:	November 19, 2021
Valuation date:	November 19, 2026
Maturity date:	November 24, 2026
CUSIP:	61773F8B2
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988221015430/ms2895_fwp-09098.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Underlying	Return on Buffered Securities
+110%	100%*
+100%	100%
+90%	90%
+80%	80%
+70%	70%
+60%	60%
+50%	50%
+40%	40%
+30%	30%
+20%	20%
+10%	10%
0%	0%
-10%	0%
-11%	-1%
-20%	-10%
-30%	-20%
-40%	-30%
-50%	-40%
-60%	-50%
-70%	-60%
-80%	-70%
*Assumes a maximum payment amount of 200% of principal

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Buffered Securities

●The Buffered Securities do not pay interest and provide a minimum payment at maturity of only 10% of your principal.

●The appreciation potential of the Buffered Securities is limited by the maximum payment at maturity.

●The market price of the Buffered Securities will be influenced by many unpredictable factors.

●The Buffered Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered Securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the Buffered Securities is approximately $955.00 per Buffered Security, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The amount payable on the Buffered Securities is not linked to the value of the underlying index at any time other than the valuation date.

●Investing in the Buffered Securities is not equivalent to investing in the underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered Securities in the original issue price reduce the economic terms of the Buffered Securities, cause the estimated value of the Buffered Securities to be less than the original issue price and will adversely affect secondary market prices.

●The Buffered Securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered Securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered Securities.

●The U.S. federal income tax consequences of an investment in the Buffered Securities are uncertain.

Risks Relating to the Underlying Index

●Adjustments to the underlying index could adversely affect the value of the Buffered Securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Buffered Securities– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered Securities, and you should consult your tax adviser.